Exhibit 10



                                January 30, 1992



   Fiduciary Total Return Fund, Inc.
   225 East Mason Street
   Milwaukee, Wisconsin  53202

   Gentlemen:

             We have acted as counsel for you in connection with the preparation of an Amended Registration Statement on Form N-1A relating to the sale by you of an indefinite amount of Fiduciary Total Return Fund, Inc. Common Stock, $.01 par value (such Common Stock being hereinafter referred to as the "Stock") in the manner set forth in the Registration Statement to which reference is made. In this connection we have examined: (a) the Amended Registration Statement on Form N-1A; (b) your Articles of Incorporation and By-Laws, as amended to date; (c) corporate proceedings relative to the authorization for issuance of the Stock; and
   (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

             Based upon the foregoing, we are of the opinion that the shares of Stock when sold as contemplated in the Amended Registration Statement will be legally issued, fully paid and nonassessable.

             We hereby consent to the use of this opinion as an Exhibit to the Amended Registration Statement on Form N-1A. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                      Very truly yours,


                                      FOLEY & LARDNER